Exhibit 99.1

NEWS RELEASE

1101 East Arapaho Road

Suite 200

Richardson TX 75081 USA

(972) 234-6400 main

Contact

Michael L. Paxton, VP, CFO
972.301.3658, mpaxton@intrusion.com

INTRUSION INC. RECORDS REVENUE OF $1.6 MILLION IN THE FIRST QUARTER OF 2017

Richardson, Texas – May 15, 2017 – Intrusion Inc. (OTCQB: INTZ), (“Intrusion”) today announced financial results for the quarter ended March 31, 2017.

Intrusion’s net loss was $351 thousand in the first quarter 2017, compared to net loss of $544 thousand for the first quarter 2016.

Revenue for the first quarter 2017 was $1.56 million, compared to $1.51 million for the first quarter 2016.

Gross profit margin was 63% of revenue in the first quarter 2017; compared to 64% in the first quarter 2016.

Intrusion’s first quarter 2017 operating expenses were $1.28 million; compared to $1.48 million in the first quarter 2016.

As of March 31, 2017, Intrusion reported cash and cash equivalents of $0.2 million, a working capital deficiency of $0.6 million and debt of $3.6 million.

“We booked $2.3 million of orders in the first four months of 2017 consistent with the $2.3 million of orders in the first four months of 2016. Gross profit as a percent of revenue was 63% in the first quarter of 2017, slightly below our goal of 65%, due to product mix. Our top priority in 2017 is to increase sales. We have significantly increased our sales pipeline from new potential customers. At this time, our pipeline of TraceCop business includes fourteen new customers and five existing customers. Our pipeline of Savant business includes nine new customers and two existing customers,” stated G. Ward Paxton, President and CEO of Intrusion.

Intrusion’s management will host its regularly scheduled quarterly conference call to discuss the Company’s financial and operational progress at 4:00 P.M., CDT today. Interested investors can access the call at 1-877-258-4925 (if outside the United States, 1-973-500-2152). For those unable to participate in the live conference call, a replay will be accessible beginning today at 7:00 P.M., CDT until May 22, 2017 by calling 1-855-859-2056 (if outside the United States, 1-404-537-3406). At the replay prompt, enter conference identification number 21215585. Additionally, a live and archived audio webcast of the conference call will be available at www.intrusion.com.

Intrusion

First Quarter 2017 Results

About Intrusion Inc.

Intrusion Inc. is a global provider of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products. Intrusion’s product families include TraceCop™ for identity discovery and disclosure, Savant™ for network data mining and advanced persistent threat detection. Intrusion’s products help protect critical information assets by quickly detecting, protecting, analyzing and reporting attacks or misuse of classified, private and regulated information for government and enterprise networks. For more information, please visit www.intrusion.com. We develop, market and support a family of entity identification, high speed data mining, cybercrime and advanced persistent threat detection products.

This release may contain certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties.  Such statements include, without limitations, statements regarding future revenue growth and profitability, the difficulties in forecasting future sales caused by current economic and market conditions, the effects of sales and implementation cycles for our products on our quarterly results and difficulties in accurately estimating market growth, the effect of military actions on government and corporate spending on information security products, spending patterns of, and appropriations to, U.S. government departments, as well as other statements. These statements are made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements. The factors that could cause actual results to differ materially from expectations are detailed in the Company's most recent reports on Form 10-K and Form 10-Q, particularly under the heading “Risk Factors.”

Intrusion

First Quarter 2017 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands except par value amounts)

	March 31,	December 31,
	2017	2016
ASSETS

Current Assets:
Cash and cash equivalents	$193	$64
Accounts receivable	523	745
Inventories, net	45	45
Prepaid expenses	118	75
Total current assets	879	929

Property and equipment, net	262	308
Other assets	39	40
TOTAL ASSETS	$1,180	$1,277

LIABILITIES AND STOCKHOLDERS’ DEFICIT

Current Liabilities:
Accounts payable and accrued expenses	$911	$896
Dividends payable	338	303
Obligations under capital lease, current portion	119	139
Deferred revenue	67	395
Total current liabilities	1,435	1,733

Loan payable to officer	3,465	2,885
Obligations under capital lease, noncurrent portion	45	61

Stockholders' Deficit:
Preferred stock, $.01 par value:
Authorized shares – 5,000
Series 1 shares issued and outstanding – 200
Liquidation preference of $1,125 in 2017 and $1,075 in 2016	707	707
Series 2 shares issued and outstanding – 460
Liquidation preference of $1,284 in 2017 and $1,227 in 2016	724	724
Series 3 shares issued and outstanding – 289
Liquidation preference of $704 in 2017 and $673 in 2016	412	412

Common stock, $.01 par value:
Authorized shares – 80,000
Issued shares – 12,808 in 2017 and 12,758 in 2016
Outstanding shares – 12,798 in 2017 and 12,748 in 2016	128	128
Common stock held in treasury, at cost – 10 shares	(362)	(362)
Additional paid-in capital	56,583	56,595
Accumulated deficit	(61,850)	(61,499)
Accumulated other comprehensive loss	(107)	(107)
Total stockholders' deficit	(3,765)	(3,402)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,180	$1,277

Intrusion

First Quarter 2017 Results

INTRUSION INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except per share amounts)

	Quarter ended	Quarter ended
	March 31,	March 31,
	2017	2016

Revenue	$1,559	$1,511
Cost of revenue	583	539
Gross profit	976	972
Operating expenses:
Sales and marketing	361	428
Research and development	585	730
General and administrative	331	327
Operating loss	(301)	(513)
Interest expense, net	(50)	(31)
Net loss	(351)	(544)
Preferred stock dividends accrued	(35)	(35)
Net loss attributable to common stockholders	$(386)	$(579)

Net loss per share attributable to common stockholders:
Basic	$(0.03)	$(0.05)
Diluted	$(0.03)	$(0.05)
Weighted average shares outstanding:
Basic	12,748	12,703
Diluted	12,748	12,703